NEWS RELEASE

Release Date:     Tuesday, July 29, 2014

Release Time: At Market Close

Contact:     Eric E. Stickels, President & COO

Phone:     (315) 366-3702

Oneida Financial Corp. Reports 2014 Second Quarter Operating Results (unaudited)

Oneida, NY, July 29, 2014 - Oneida Financial Corp. (NASDAQ Global: ONFC), the parent company of The Oneida Savings Bank, has announced second quarter operating results. Net income for the three months ended June 30, 2014 was $1,429,000 or $0.20 diluted earnings per share, compared to $1,492,000 or $0.21 diluted earnings per share, for the three months ended June 30, 2013. The decrease in net income during the respective second quarter periods is primarily the result of a decrease in net investment gains, a decrease in the change in fair value of our equity investments and an increase in non-interest expense; partially offset by an increase in net interest income, an increase in non-interest income and a decrease in income tax provision.
Net income for the six months ended June 30, 2014 was $3.4 million or $0.48 diluted earnings per share, as compared with $3.4 million or $0.49 diluted earnings per share for the same period in 2013. The slight decrease in net income during the six months ended June 30, 2014 as compared with the same period last year was primarily the result of a decrease in net investment gains, a decrease in the change in fair value of our equity investments, an increase in non-interest expense and an increase in income tax provision; partially offset by an increase in net interest income and an increase in non-interest income.
Key balance sheet changes at June 30, 2014

•
The Bank is categorized as well capitalized at June 30, 2014 with a Tier 1 leverage ratio of 9.10% and a total risk-based capital ratio of 16.82%. The Company’s average equity ratio as a percent of average assets was 11.89% at June 30, 2014 compared to 13.34% at June 30, 2013.

•
Deposit accounts were $671.2 million at June 30, 2014, an increase of $77.5 million from June 30, 2013. The increase in total deposits from June 30, 2013, represents an increase of $14.9 million in retail deposits and an increase of $62.6 million in municipal deposits over the past twelve months. The increase in municipal deposits is related to a continuing trend of local towns, villages, cities and school districts seeking a locally-based financial institution partner. The increase in deposits was invested in securities and loans receivable.

•
Net loans receivable totaled $344.0 million at June 30, 2014 compared to $324.7 million at June 30, 2013. The increase in net loan balances over the past twelve months reflect the Company’s continued loan origination efforts partially offset by loan sales activity. The Company has originated and sold $9.5 million in fixed rate residential loans, which represents the majority of the Company’s fixed-rate residential loan origination volume with terms exceeding 15 years, during the trailing twelve months ended June 30, 2014.

•
Investment and mortgage-backed securities totaled $299.6 million at June 30, 2014, an increase of $29.7 million from June 30, 2013. The increase in investment and mortgage-backed securities is primarily the result of the increase in pledged collateral needed to support the increase in municipal deposit activities.

•	Borrowings outstanding were $1.0 million at June 30, 2014; consistent with June 30, 2013 borrowings outstanding.

•
Total equity at June 30, 2014 was $94.7 million, an increase of $3.6 million from June 30, 2013. The change in total equity is the result of the contribution of net earnings combined with valuation adjustments made for the Company’s available for sale investment and mortgage-backed securities given the slight decrease in market interest rates over the trailing twelve months, partially offset by the declaration of cash dividends during the trailing twelve month period.

Key operating items for second quarter 2014 include:

•
Net interest income was $5.0 million for the three months ended June 30, 2014 compared to $4.9 million for the three months ended June 30, 2013. Net interest margin was 2.94% for the second quarter of 2014 compared to 3.21% for the second quarter of 2013.

•
Non-interest income was $8.3 million for the three months ended June 30, 2014 compared to $7.2 million for the three months ended June 30, 2013. This increase is primarily the result of an increase in revenue derived from the Company’s insurance and other non-banking operations of $457,000 to $6.5 million in the second quarter of 2014 compared to $6.0 million in the comparable 2013 period combined with an increase in the cash surrender value of bank owned life insurance.

•	Net investment gains were $27,000 for the three months ended June 30, 2014 as compared with net investment gains of $263,000 for the three months ended June 30, 2013.

•
An increase in the fair value recognized on trading (equity) securities of $13,000 was recognized for the three months ended June 30, 2014 compared to an increase in fair value of $305,000 for the three months ended June 30, 2013.

•
Non-interest expense increased to $11.3 million for the three months ended June 30, 2014 compared to $10.6 million for the comparable period in 2013. This increase was primarily associated with the Company’s non-banking operations and consistent with non-interest income increases previously discussed combined with additional expense recognized in connection with the Company’s termination of its’ defined benefit pension plan.

Michael R. Kallet, Chairman and Chief Executive Officer of Oneida Financial Corp., said, “Oneida Financial Corp. continues to demonstrate the shareholder value created through the execution of our diversified banking, insurance and financial services strategy.” Kallet continued, “Oneida Financial is pleased to report a record level of total loans, a stable deposit base, and a record level of non-interest income.” Kallet stated, “Our insurance and financial services subsidiaries continue to succeed throughout New York State and beyond with revenue growth of 11.9%.” Kallet continued, “Oneida Financial Corp. has continued its strong record of cash dividend payments to shareholders while the Company continues to invest and build its businesses for future success.” Kallet concluded, “Our investment advisory and financial services business was recently authorized to operate as an independent broker-dealer as Oneida Wealth Management, Inc. and our insurance related businesses were recently rebranded as OneGroup to reflect our unified approach to exceptional client service. This is one more example of a strong and vital financial institution, fully prepared to meet the economic challenges of the future.”
Net Interest Income and Margin
Second quarter 2014 compared with second quarter 2013
Net interest income was $5.0 million for the three months ended June 30, 2014; an increase of $125,000 from the second quarter of 2013. The net interest margin was 2.94% for the second quarter of 2014, compared to 3.21% for the second quarter of 2013. The decrease in net interest margin is primarily the result of a decrease in the yield on interest-earning assets of 30 basis points to 3.34% partially offset by a decrease in the cost of interest-bearing liabilities of 3 basis points to 0.47%. The average balance of interest-bearing assets increased $74.0 million partially offset by an increase in average interest-bearing liabilities of $67.9 million. The average cost of interest-bearing deposits decreased 3 basis points to 0.46% for the second quarter of 2014 as compared to 0.49% for the second quarter of 2013.
Second quarter 2014 compared with linked quarter ended March 31, 2014
Net interest income for the three months ended June 30, 2014 increased $238,000 from the three months ended March 31, 2014. The increase in net interest income is primarily the result of an increase in average interest-earning assets of $28.7 million during the three months ended June 30, 2014 as compared with the linked quarter partially offset by an increase of $26.1 million in average interest-bearing liabilities. The yield on average interest-earning assets increased 2 basis points from 3.32% for the quarter ended March 31, 2014 while the cost of interest-bearing liabilities remained constant at 0.47% during both the first and second quarters of 2014.
Year-to-date comparison 2014 to 2013
On a full year-to-date basis, net interest income increased $73,000 for the six months ended June 30, 2014, as compared to the same period in 2013. The increase in net interest income is primarily the result of an increase of $71.4 million in average interest-earning assets partially offset by decrease in net interest margin of 32 basis points to 2.93% for six months ended June 30, 2014 from 3.25% for the same period in 2013.
Provision for Loan Losses
Second quarter 2014 compared with second quarter 2013
During the second quarter of 2014, the Company made a provision for loan losses of $100,000 as compared with a $100,000 provision for loan losses during the second quarter of 2013. Net charge-offs during the current quarter were $18,000 are compared with net charge-offs of $19,000 in the same period last year. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. Net loan charge-offs as a percentage of average loans were 0.01% for the second quarter of 2014. Non-performing loans as a percentage of total loans was 0.15% at June 30, 2014 as compared with 0.23% at June 30, 2013. The ratio of the allowance for loan losses to loans receivable was 0.95% at June 30, 2014 compared to 0.90% at June 30, 2013.
Second quarter 2014 compared with linked quarter ended March 31, 2014
The provision for loan losses totaled $100,000 during the second quarter of 2014 as compared with $100,000 in provision for loan losses incurred in the linked prior quarter. Non-performing loans to total loans were 0.15% at June 30, 2014 as compared with 0.14% at March 31, 2014. The ratio of the allowance for loan losses to loans receivable was 0.95% at June 30, 2014 compared to 0.94% at March 31, 2014.

Year-to-date comparison 2014 to 2013
Provision for loan losses totaled $200,000 for the six months ended June 30, 2014 as compared with $200,000 in the same period of 2013.
Non-interest Income
Second quarter 2014 compared with second quarter 2013
Non-interest income totaled $8.3 million for the second quarter of 2014, an increase of $1.1 million from $7.2 million in the second quarter of 2013. The increase was primarily due to an increase of $457,000 or 7.6% in commissions and fees on the sales of non-bank products through the Bank’s insurance and financial service subsidiaries. Other revenue from operations increased to $1.1 million for the second quarter of 2014 from $542,000 for the same period in 2013 primarily the result of an increase in the cash surrender value of bank-owned life insurance partially offset by a decrease in loan sale and servicing income.
Second quarter 2014 compared with linked quarter ended March 31, 2014
Non-interest income increased $214,000 from $8.1 million on a linked-quarter basis, reflecting an increase in other revenue from operations of $675,000 in the second quarter of 2014 primarily the result of an increase in the cash surrender value of bank-owned life insurance partially offset by a decrease in commissions and fees on the sales of non-bank products of $482,000 in the second quarter of 2014 as compared with the first quarter of 2014.
Year-to-date comparison 2014 to 2013
Non-interest income totaled $16.3 million for the six months ended June 30, 2014 as compared with $14.5 million in the same period of 2013, an increase of 12.4%. For the six months ended June 30, 2014 commissions and fees on the sales of non-bank products increased $1.4 million or 11.7% from the same period in 2013. Other revenue from operations increased $434,000 in the six months ended June 30, 2014 as compared with same period in 2013. Service charges on deposit accounts increased $11,000 for the six months ended June 30, 2014 as compared with the same period in 2013.
Net Investment Gains
Second quarter 2014 compared with second quarter 2013
Net investment gains of $27,000 were recorded in the second quarter of 2014 compared with net investment gains of $263,000 in the second quarter of 2013. One trust preferred security was sold during the second quarter of 2013 resulting in an investment gain of $208,000 representing a recapture of impairment charges recognized in prior periods relating to that specific investment.
Second quarter 2014 compared with linked quarter ended March 31, 2014
During the linked quarter ended March 31, 2014, the Company realized net investment gains of $46,000 as compared with $27,000 in net investment gains in the three months ended June 30, 2014.
Year-to-date comparison 2014 to 2013
For the six months ended June 30, 2014 the Company has recorded net investment gains of $73,000 as compared with net investment gains of $267,000 during the six months ended June 30, 2013. One trust preferred security was sold during the second quarter of 2013 resulting in an investment gain of $208,000 representing a recapture of impairment charges recognized in prior periods relating to that specific investment.

Change in the Fair Value of Investments
Second quarter 2014 compared with second quarter 2013
The Company has identified the preferred and common equity securities it holds in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement. For the three months ended June 30, 2014, the fair value of the Company’s trading securities increased $13,000 as compared with an increase of $305,000 in the second quarter of 2013.
Second quarter 2014 compared with linked quarter ended March 31, 2014
During the linked quarter ended March 31, 2014, the Company recorded a positive non-cash adjustment of $810,000 reflecting an increase in fair value of the Company’s trading securities at the end of the first quarter of 2014 as compared with the fair value at the end of the first quarter of 2014.
Year-to-date comparison 2014 to 2013
For the six months ended June 30, 2014 a positive net fair value adjustment of $823,000 reflects the increase in market value of the Bank’s trading securities at June 30, 2014 as compared with year-end 2013. This compares with a net increase in the fair value for the same 2013 period of $1.1 million. The increase in market value of the Company’s trading securities in the six months ending June 30, 2013 includes $239,000 in gains received upon the sale of $2.5 million in certain trading assets during the period which is reflective of the increase in broader equity markets during the period.
Non-interest Expense
Second quarter 2014 compared with second quarter 2013
Non-interest expense was $11.3 million for the three months ended June 30, 2014 as compared with $10.6 million during the second quarter of 2013. The increase in noninterest expense was primarily due to an increase in compensation and employee benefits combined with selling and operating expenses associated with the increase in sales of insurance and other non-banking products through our subsidiaries. The increase in salaries and employee benefit expense was also impacted in the second quarter of 2014 by additional pension expense recognized in relationship to the termination of the company’s defined benefit pension plan expected to be terminated in the third quarter of 2014. The increase in non-interest expense was also the result of organizational expenses incurred in the second quarter of 2014 for the creation of a broker-dealer subsidiary which became operational in the second quarter of 2014.
Second quarter 2014 compared with linked quarter ended March 31, 2014
Non-interest expense increased $363,000 in the second quarter of 2014 as compared with the linked prior quarter. The increase in noninterest expense was primarily due to an increase in compensation and employee benefits related to additional pension expense recognized in anticipation of the termination of the Company’s defined benefit pension plan combined with organizational expenses incurred in the second quarter of 2014 for the creation of a broker-dealer subsidiary which became operational in the second quarter of 2014.
Year-to-date comparison 2014 to 2013
Non-interest expense totaled $22.2 million for the six months ended June 30, 2014 as compared with $20.8 million in the same period of 2013. The increase in non-interest expense is primarily the result of an increase in salaries and employee benefit expense of $1.1 million, an increase of $107,000 in equipment and occupancy expense and an increase of $372,000 in other costs of operations as compared with the six months ended June 30, 2013. The increases are primarily the result of compensation and employee benefits combined with selling and operating expenses associated with the increase in sales of insurance and other non-banking products through our subsidiaries combined with the organizational expenses incurred in the first six months of 2014 for the creation of a broker-dealer subsidiary.
Income Taxes
The Company’s effective tax rate was 26.2% for the second quarter of 2014 as compared with an effective tax rate of 26.9% for the second quarter of 2013. For the linked quarter ended March 31, 2014, the Company’s effective tax rate was 27.0%. For the six months ended June 30, 2014 the Company’s effective tax rate was 26.7% as compared with an effective tax rate was 25.7% during the prior six months ended June 30, 2013. Governor Cuomo signed a comprehensive tax reform package on March 31, 2014. Most of the new provisions are effective for 2015 which included apportionment and rate reductions. Since the law was enacted on March 31st, the projected post-2014 impact of the apportionment and rate reductions were required to be applied to our deferred tax inventory during the first quarter of 2014. The changes did not result in a material change to our income tax provision for the six months ended June 30, 2014. However, there are still pending legislative developments that will need to be addressed during 2014 and the impact of these is uncertain at this time.
About Oneida Financial Corp.
The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey & Haskell Associates, Inc., an insurance, risk management and employee benefits company; and Oneida Wealth Management, Inc., a financial services and investment advisory firm. Oneida Savings Bank was established in 1866 and operates eleven full-service banking offices in Madison and Oneida counties. For more information, visit the Company’s web site at www.oneidafinancial.com.
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS
In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

All financial information provided at and for the quarter ended June 30, 2014 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.

	At	At	At	At	At
Selected Financial Condition Data:	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(in thousands except per share data)	2014	2014	2013	2013	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total assets	$777,838	$785,098	$742,484	$713,533	$698,473
Cash and cash equivalents	43,146	62,278	42,183	34,247	11,606
Loans receivable, net	343,951	338,985	335,701	334,062	324,659
Mortgage-backed securities	114,653	102,497	98,994	91,854	89,792
Investment securities	184,913	187,865	169,012	159,476	180,156
Trading securities	5,886	5,873	5,063	4,379	4,252
Goodwill and other intangibles	26,432	26,503	26,582	26,683	26,798
Interest bearing deposits	585,214	598,504	551,603	522,034	519,010
Non-interest bearing deposits	85,992	80,442	85,647	86,570	74,678
Borrowings	1,000	1,000	1,000	1,000	1,000
Total equity	94,733	93,061	90,644	89,494	91,115

Book value per share
(end of period)	$13.71	$13.52	$13.20	$13.07	$13.35
Tangible value per share
(end of period)	$9.89	$9.67	$9.33	$9.18	$9.42

	Quarter Ended		Year to Date
Selected Operating Data:	Jun 30,	Jun 30,	Jun 30,	Jun 30,
(in thousands except per share data)	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,693	$3,754	$7,350	$7,481
Interest and dividends
on investments	2,012	1,794	3,786	3,541
Interest on fed funds	6	6	12	10
Total interest income	5,711	5,554	11,148	11,032
Interest expense:
Interest on deposits	672	636	1,307	1,241
Interest on borrowings	16	20	33	56
Total interest expense	688	656	1,340	1,297
Net interest income	5,023	4,898	9,808	9,735
Provision for loan losses	100	100	200	200
Net interest income after
provision for loan losses	4,923	4,798	9,608	9,535
Net investment gains	27	263	73	267
Change in fair value of investments	13	305	823	1,124
Non-interest income:
Service charges on deposit accts	704	704	1,394	1,383
Commissions and fees on sales
of non-banking products	6,455	5,998	13,391	11,968
Other revenue from operations	1,115	542	1,549	1,115
Total non-interest income	8,274	7,244	16,334	14,466
Non-interest expense
Salaries and employee benefits	7,322	6,790	14,500	13,414
Equipment and net occupancy	1,329	1,337	2,729	2,622
Intangible amortization	72	115	150	236
Other costs of operations	2,577	2,328	4,858	4,486
Total non-interest expense	11,300	10,570	22,237	20,758
Income before income taxes	1,937	2,040	4,601	4,634
Income tax provision	508	548	1,228	1,192
Net income	$1,429	$1,492	$3,373	$3,442
Net income per common
share ( EPS – Basic )	$0.20	$0.22	$0.48	$0.50
Net income per common
share ( EPS – Diluted)	$0.20	$0.21	$0.48	$0.49
Cash dividends paid	$0.12	$0.12	$0.24	$0.24

	Second	First	Fourth	Third	Second
Selected Operating Data:	Quarter	Quarter	Quarter	Quarter	Quarter
(in thousands except per share data)	2014	2014	2013	2013	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,693	$3,657	$3,858	$3,793	$3,754
Interest and dividends
on investments	2,012	1,774	1,908	1,804	1,794
Interest on fed funds	6	6	7	1	6
Total interest income	5,711	5,437	5,773	5,598	5,554
Interest expense:
Interest on deposits	672	635	652	609	636
Interest on borrowings	16	17	18	27	20
Total interest expense	688	652	670	636	656
Net interest income	5,023	4,785	5,103	4,962	4,898
Provision for loan losses	100	100	120	180	100
Net interest income after
provision for loan losses	4,923	4,685	4,983	4,782	4,798
Net investment gains (losses)	27	46	(58)	275	263
Change in fair value of investments	13	810	684	127	305
Non-interest income:
Service charges on deposit accts	704	683	710	707	704
Commissions and fees on sales
of non-banking products	6,455	6,937	6,336	5,866	5,998
Other revenue from operations	1,115	440	581	542	542
Total non-interest income	8,274	8,060	7,627	7,115	7,244
Non-interest expense
Salaries and employee benefits	7,322	7,178	7,014	7,075	6,790
Equipment and net occupancy	1,329	1,400	1,278	1,296	1,337
Intangible amortization	72	78	101	115	115
Other costs of operations	2,577	2,281	2,327	2,422	2,328
Total non-interest expense	11,300	10,937	10,720	10,908	10,570
Income before income taxes	1,937	2,664	2,516	1,391	2,040
Income tax provision	508	720	894	370	548
Net income	$1,429	$1,944	$1,622	$1,021	$1,492
Net income per common
share ( EPS – Basic )	$0.20	$0.28	$0.23	$0.15	$0.22
Net income per common
share ( EPS – Diluted)	$0.20	$0.28	$0.23	$0.15	$0.21
Cash dividends paid	$0.12	$0.12	$0.12	$0.12	$0.12

	At	At	At	At	At
Selected Financial Ratios (1)	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
and Other Data	2014	2014	2013	2013	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance Ratios:
Return on average assets	0.72%	1.02%	0.87%	0.58%	0.84%
Return on average equity	6.09%	8.51%	7.20%	4.45%	6.33%
Return on average tangible equity	8.49%	11.99%	10.12%	6.29%	8.85%
Interest rate spread (2)	2.87%	2.85%	3.07%	3.22%	3.14%
Net interest margin (3)	2.94%	2.92%	3.14%	3.28%	3.21%
Efficiency ratio (4)	84.44%	84.52%	83.42%	89.37%	86.11%
Non-interest income to average assets	4.20%	4.25%	4.08%	4.07%	4.10%
Non-interest expense to average assets	5.73%	5.76%	5.74%	6.24%	5.98%
Average interest-earning assets as a ratio
of average interest-bearing liabilities	115.33%	115.57%	117.24%	116.99%	116.14%
Average equity to average total assets	11.89%	12.04%	12.04%	13.11%	13.34%
Equity to total assets (end of period)	12.18%	11.85%	12.21%	12.54%	13.04%
Tangible equity to tangible assets	9.09%	8.77%	8.95%	9.14%	9.58%

Asset Quality Ratios:
Nonperforming assets to
total assets (5)	0.08%	0.08%	0.08%	0.29%	0.27%
Nonperforming loans to
total loans	0.15%	0.14%	0.16%	0.25%	0.23%
Net charge-offs to average loans	0.01%	0.01%	0.02%	0.02%	0.01%
Allowance for loan losses to
loans receivable	0.95%	0.94%	0.93%	0.92%	0.91%
Allowance for loan losses to
nonperforming loans	625.81%	644.65%	587.90%	370.33%	383.57%

Bank Regulatory Capital Ratios:
Total capital
to risk weighted assets	16.82%	16.17%	15.97%	16.30%	15.83%
Tier 1 capital
to risk weighted assets	16.06%	15.44%	15.25%	15.58%	15.15%
Tier 1 capital
to average assets	9.10%	9.22%	9.03%	9.88%	9.56%

1 - Ratios are annualized where appropriate.
2 - The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
3 - The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
4 - The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding net investment gains(losses) and changes in the fair value of trading securities.
5 - Non-performing assets include non-performing loans and non-accrual trust preferred securities.